Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2003

KOS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	000-22171	65-0670898

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer

1001 BRICKELL BAY DRIVE
25th FLOOR
MIAMI, FLORIDA 33131
(Address of principal executive offices)

305-577-3464
(Registrant’s telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE.

     On July 31, 2003, Kos Pharmaceuticals, Inc. (the “Company”) announced in a press release and in an investor conference call its financial results for its fiscal quarter ended June 30, 2003. During the conference call, the Company disclosed that it now projects to earn between $1.20 — $1.30 per share, up from its previous expectation of $0.65 — $0.75 per share, for the year ended December 31, 2003. The Company disclosed that it anticipates generating revenue of approximately $280 million for 2003 and expects operating expenses for the second half of 2003 to increase about 15% from the first half of 2003, as the Company incurs the full expense of its expanded sales force and increases patient enrollment for its new products in development. Finally, the Company disclosed that it expects its earnings for the year ended December 31, 2004 to exceed its currently projected earnings for the year ended December 31, 2003 by at least 50%.

     Statements in this Current Report on Form 8-K regarding the Company’s expectations for future financial performance are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the continued market acceptance of the Advicor and Niaspan products, the Company’s ability to successfully commercialize Niaspan and Advicor in other countries, the Company’s ability to continue to develop new products, the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the Company’s ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company’s patents and the outcome of litigation involving the Company’s patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from these forward statements. A more detailed discussion of risks attendant to the forward-looking statements included in this Current Report on Form 8-K are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other reports filed with the SEC.

     The information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOS PHARMACEUTICALS, INC.

By: /s/ Christoper P. Kiritsy

Name: Christoper P. Kiritsy Title: Senior Vice President and Chief Financial Officer

Dated: July 31, 2003

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